Exhibit 5.1

June 11, 2018

Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113

Ladies and Gentlemen:

We have acted as counsel for Entergy Corporation (the “Company”) in connection with the registration statement on Form S-3, as amended (Registration Statement No. 333-213335) (the “Registration Statement”), relating to the offering of 15,282,392 shares of common stock, $0.01 par value, of the Company (“Common Stock”).

In our capacity as such counsel, we have examined: (1) the Registration Statement; (2) the Underwriting Agreement, dated June 6, 2018 (the “Underwriting Agreement”), by and among the Company, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, as the underwriters, Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and JPMorgan Chase Bank, National Association London Branch, as the forward sellers; and (3) the “Forward Sale Agreements” meaning, collectively, (i) the forward sale agreement, dated June 6, 2018, by and between the Company and Morgan Stanley & Co. LLC, (ii) the forward sale agreement dated June 6, 2018, by and between the Company and Goldman, Sachs & Co. LLC, (iii) the forward sale agreement, dated June 6, 2018, by and between the Company and JPMorgan Chase Bank, National Association London Branch, (iv) the forward sale agreement, dated June 7, 2018, by and between the Company and Morgan Stanley & Co. LLC, (v) the forward sale agreement dated June 7, 2018, by and between the Company and Goldman, Sachs & Co. LLC, and (vi) the forward sale agreement, dated June 7, 2018, by and between the Company and JPMorgan Chase Bank, National Association London Branch (Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and JPMorgan Chase Bank, National Association London Branch, as the forward purchasers (the “Forward Purchasers”)). As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that any shares of Common Stock that may be issued and delivered to the Forward Purchasers by the Company pursuant to the Forward Sale Agreements, when issued and delivered by the Company against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption

“Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP